Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

McEwen Mining Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value, to be issued pursuant to the McEwen Mining Inc. 2024 Equity and Incentive Plan	Rule 457(c) and Rule 457(h)	5,000,000	(2)	$8.86	(3)	$44,300,000.00	0.0001476	$6,538.68
Total Offering Amount/Registration Fee								$44,300,000.00		$6,538.68
Total Fees Previously Paid										N/A
Total Fee Offsets										N/A
Net Fees Due										$6,538.68

1.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, no par value (the “Common Stock”), as the case may be, that become issuable under the McEwen Mining Inc. 2024 Equity and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock.

2.	Represents the shares of Common Stock available for issuance under the Plan.

3.	Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 16, 2024, which date is within five business days prior to the filing of this Registration Statement.